EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY NAME	JURISDICTION OF ORGANIZATION	DOING BUSINESS AS
Curis Securities Corporation	Massachusetts	Curis Securities Corporation
Curis Royalty LLC	Delaware	Curis Royalty LLC